Exhibit 4.16

ADDITIONAL INVESTOR JOINDER AGREEMENT

JOINDER AGREEMENT (this “Joinder Agreement”) made as of the 21st day of April, 2010.

BETWEEN:

(1)	iSoftStone Holdings Limited, a Cayman Islands exempted company (the “Company”); and

(2)	JINYUAN DEVELOPMENT (HONG KONG) COMPANY LIMITED (the “New Note Holder”).

RECITALS:

(A)	On the 23th day of December 2009, the Company and its Security Holders entered into that certain Second Amended and Restated Right of First Refusal and Co-Sale Agreement (the “ROFR Agreement”). Pursuant to the ROFR Agreement, the New Note Holder to whom the Company wishes to issue up to $33 million principal amount of the Convertible Notes shall agree to be bound by and subject to the terms and conditions of the ROFR Agreement pursuant to this Joinder Agreement.

(B)	The New Note Holder wishes to be issued to it a Convertible Note (the “Note”) in the principal amount US$4,000,000.

(C)	The Company enters this Agreement on behalf of itself and as agent for all the Security Holders.

NOW THIS AGREEMENT WITNESSES as follows:

1.	Interpretation. In this Agreement, capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the ROFR Agreement.

2.	Covenant. The New Note Holder hereby covenants to the Company as trustee for all other persons who are at present or who may hereafter become bound by the ROFR Agreement, and to the Company itself to adhere to and be bound by and subject to all the duties, burdens and obligations of a Note Holder holding the Convertible Notes imposed pursuant to the provisions of the ROFR Agreement and all documents expressed in writing to be supplemental or ancillary thereto as if the New Note Holder had been an original party to the ROFR Agreement.

3.	Enforceability. Each Security Holder and the Company shall be entitled to enforce the ROFR Agreement against the New Note Holder. The New Note Holder shall be entitled to all rights and benefits of the Note Holders under the ROFR Agreement in each case as if the New Note Holder had been an original party to the ROFR Agreement.

4.	Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of New York, without regards to conflicts of law principles.

5.	Notice. Any notice required or permitted by the ROFR Agreement shall be given to the New Note Holder at the address listed beside the New Note Holder’s signature below.

IN WITNESS WHEREOF, this Agreement has been executed on the date first above written.

iSOFTSTONE HOLDINGS LIMITED

By:	/s/ Tianwen Liu
Name:
Title:

JINYUAN DEVELOPMENT (HONG KONG) COMPANY LIMITED

By:	/s/ Yong Tao Zhao
	Name:	Yong Tao Zhao
Title:
Address:

Fax: